ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is made as of the 17th day of August 2017.

AMONG:

EXOLIFESTYLE, INC., a corporation formed pursuant to the laws of the State of Nevada (“EXOL”);

AND:

SUN PACIFIC POWER CORP., a corporation formed pursuant to the laws of the State of New Jersey (“SPPC”).

WHEREAS:

A.	SPPC is a New Jersey corporation operating through several subsidiaries providing services related to commercial construction, plumbing, and electrical, as well as development of patented glassless solar panels, smart kiosks, and trash cans.;

B.	The SPPC 1-A Preferred Holders own an aggregate of one million forty thousand (1,040,000) SPPC 1-A Preferred Stock, being 100% of the presently issued and outstanding SPPC 1-A Preferred Stock.

C.	The SPPC Preferred B Holders own an aggregate of two hundred (200,000) thousand (200,000) SPPC Series B Stock, being 100% of the presently issued and outstanding SPPC Series B Stock.

D.	The SPPC Common Shareholders own an aggregate of twenty-five million six hundred thirty-one thousand two hundred thirty-five (25,631,235) SPPC Shares, being 100% of the presently issued and outstanding SPPC Shares;

E.	EXOL is fully reporting company as defined by the Securities Act whose common stock is quoted on the OTCQB and which has sought to merge with SPPC; and

F.	The respective Boards of Directors of EXOL and SPPC deem it advisable and in the Best interests of EXOL and SPPC, that EXOL acquire SPPC (the “Acquisition”) pursuant to this Agreement, and the applicable provisions of the laws of the State of Nevada.

NOW THEREFORE, WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations, and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

A.	Definitions

In this Agreement, the following terms will have the following meanings:

1.	“Acquisition” means the Acquisition, at the Effective Time, of SPPC and EXOL;

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2.	“Agreement” means this agreement among EXOL and SPPC;

3.	“Dugan Warrants” means common stock purchase warrants to purchase 2,108,667 shares of EXOL common stock at a price of $0.25 per share which expire in June 2018 and common stock purchase warrants to purchase 100,000 shares of EXOL common stock at a price of $2.00 per share which expire in June 2018;

4.	“EXOL Common Acquisition Shares” means the 335,182,470 EXOL Common Shares, of which, 283,920,000 are to be issued and delivered to the SPPC 1-A Preferred Holders and 51,262,470 are to be issued and delivered to the SPPC Common Shareholders at Closing pursuant to the terms of the Acquisition in accordance with Schedule 1A3, annexed hereto;

5.	“EXOL Series A Preferred Shares” means the EXOL Series A Preferred Stock.

6.	“EXOL Series B Acquisition Shares” means the EXOL Series B Convertible Preferred Stock, which shares are to be issued and delivered to the SPPC 1-A Preferred Holders at Closing pursuant to the terms of the Acquisition in accordance with Schedules 1A5, annexed hereto respectively;

7.	“EXOL Series C Acquisition Shares” means the two hundred thousand (200,000) EXOL Series C Preferred Stock, which shares are to be issued and delivered to the SPPC Series B Holders at Closing pursuant to the terms of the Acquisition in accordance with Schedule 1A6 annexed hereto;

8.	“Romano Warrants” means common stock purchase warrants to purchase 2,108,667 shares of EXOL common stock at a price of $0.25 per share which expire in June 2018 and common stock purchase warrants to purchase 100,000 shares of EXOL common stock at a price of $2.00 per share which expire in June 2018;

9.	“SPPC Accounts Receivable” means all accounts receivable and other amounts owing to SPPC;

10.	“SPPC Assets” means all the property and assets of the SPPC Business of every kind and description wherever situated including, without limitation, SPPC Inventory, SPPC Material Contracts, SPPC Accounts Receivable, SPPC Cash, SPPC Intangible Assets and SPPC Goodwill, and all credit cards, charge cards and banking cards issued to SPPC;

11.	“SPPC Business” means all aspects of the business conducted by SPPC;

12.	“SPPC Cash” means all cash on hand or on deposit to the credit of SPPC on the Closing Date, subject to reduction pursuant to Section 7.1(f) below;

13.	“SPPC Financial Statements” means collectively, the unaudited financial statements of SPPC for the fiscal years ended December 31, 2016 and December 31, 2015, and the unaudited financial statements of SPPC for the period ended March 31, 2017, which have been previously provided to EXOL, all of which will be prepared in accordance with United States generally accepted accounting principles and the requirements of Regulation S-X as promulgated by the Commission;

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14.	“SPPC Goodwill” means the goodwill of the SPPC Business together with the exclusive right of SPPC to represent itself as carrying on the SPPC Business in succession of SPPC subject to the terms hereof, and the right to use any words indicating that the SPPC Business is so carried on including the right to use the name “Sun Pacific Power Corp.” or any variation thereof as part of the name of or in connection with the SPPC Business or any part thereof carried on or to be carried on by SPPC, the right to all corporate, operating and trade names associated with the SPPC Business, or any variations of such names as part of or in connection with the SPPC Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the SPPC Business, all necessary licenses and authorizations and any other rights used in connection with the SPPC Business;

15.	“SPPC Intangible Assets” means all of the intangible assets of SPPC, including, without limitation, SPPC Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of SPPC;

16.	“SPPC Inventory” means all inventory and supplies of the SPPC Business as of March 31, 2017 as increased or decreased in the ordinary course of business;

17.	“SPPC Material Contracts” means the burden and benefit of and the right, title and interest of SPPC in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which SPPC is entitled in connection with the SPPC Business under which SPPC is obligated to pay or entitled to receive the sum of Ten Thousand Dollars ($10,000) or more annually including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month’s notice;

18.	“SPPC Common Shares” means all of the issued and outstanding shares of SPPC’s common stock;

19.	“SPPC Common Shareholders” means all of the holders of the issued and outstanding SPPC Common Shares;

20.	“SPPC 1-A Preferred Stock” means all of the issued and outstanding shares of SPPC’s series 1-A preferred stock;

21.	“SPPC 1-A Preferred Holders” means all of the holders of the issued and outstanding SPPC 1-A Preferred Stock;

22.	“SPPC Preferred B Stock” means all of the issued and outstanding shares of SPPC’s series B preferred stock;

23.	“SPPC Preferred B Holders” means all of the holders of the issued and outstanding SPPC Preferred B Stock;

24.	“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 9 hereof;

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25.	“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

26.	“Commission” means the Securities and Exchange Commission;

27.	“Effective Time” means the effective date at which all conditions precedent for Closing have been satisfied and all consideration has been duly transferred to the appropriate party.;

28.	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

29.	“EXOL Business” means all aspects of any business conducted by (as defined herein);

30.	“EXOL Financial Statements” means, collectively, the unaudited financial statements of EXOL for the two fiscal years ended September 30, 2016 and 2015, and the unaudited financial statements of EXOL for the period ending March 31, 2017 as filed with the U.S. Securities and Exchange Commission;

31.	“EXOL Common Shares” means the shares of common stock in the capital of EXOL;

32.	“Securities Act” means the Securities Act of 1933, as amended;

33.	“Surviving Company” means EXOL;

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

B.	Captions and Section Numbers

The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

C.	Section References and Schedules

Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

D.	Severability of Clauses

If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

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ARTICLE 2 THE ACQUISITION

A.	The Acquisition. At Closing, SPPC shall become a wholly owned subsidiary of EXOL pursuant to this Agreement..

B.	Reserved.

C.	Articles of Incorporation; Bylaws; Directors and Officers. The directors, the number of which shall be increased to six (6) and officers of the EXOL from and after the Closing shall be as follows:

Party	Position
Nicholas Campanella	Director, CEO, President
Gregory Rodman	Director
Vincent Randanzzo	Director
Sumair Mitroo	Director
William Singer	Director

Those positions vacant at the time of Closing shall be appointed by the SPPC shareholder within fifteen (15) business days from Closing.

D.	Consideration.

1.	Exchange of Securities. At the Effective Time, by virtue of the Acquisition, the shares of capital stock of each of SPPC shall be exchanged for shares of EXOL as follows:

a.	Exchange of SPPC Common Shares. Each SPPC Common Share that is issued and outstanding at the Effective Time, set forth on Schedule 1A3, shall be exchanged for eight and eighty three one hundredths (8.83) EXOL Common Acquisition Shares for each SPPC Share for an aggregate total of two hundred eighty four million two hundred fifteen thousand four hundred twenty (284,248,605) EXOL Common Acquisition Shares to the holders of SPPC Common Shares.

b.	Exchange of SPPC 1-A Preferred Stock. Each share of SPPC 1-A Preferred Stock that is issued and outstanding at the Effective Time, set forth on Schedule 1A4, shall be exchanged for nine hundred seventy-six thousandths (0.9764) EXOL Preferred B Acquisition Shares (an aggregate of nine hundred seventy-six thousand three hundred fifty-one (976,351) shares) for each share of SPPC 1-A Preferred Stock.

c.	Exchange of SPPC Preferred B Stock. Each share of SPPC Preferred B Stock that is issued and outstanding at the Effective Time, set forth on Schedule 1A5, shall be exchanged for one (1) EXOL Preferred C Acquisition Share for each share of SPPC Preferred B Stock.

E.	Settlement of Dugan Warrants and Romano Warrants. The Dugan Warrants and the Romano Warrants that are issued and outstanding at the Effective Time, shall automatically be cancelled and extinguished and converted, without any action on the part of the holders thereof, into into a total of twenty three thousand six hundred forty nine (23,649) EXOL Preferred B Acquisition Shares, of which eleven thousand nine hundred sixty four (11,964) shall be issued to Dugan and eleven thousand six hundred eighty five (11,685) shall be issued to Romano. All such Dugan Warrants and Romano Warrants, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such warrants, if any, shall cease to have any rights with respect thereto, except the right to receive the EXOL Preferred B Acquisition Shares exchanged in consideration therefor upon the surrender of such certificate in accordance with this Agreement.

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F.	Settlement of Debt

1.	Within fifteen (15) days from Closing, certain debts being owed to Nicholas Campanella by SPPC identified under Schedule 2E shall be settled for a profit sharing arrangement, whereby EXOL shall agree to pay to Mr. Campanella five percent (5%) of net profits of EXOL until such time that the amount identified in a definitive Profit Share Agreement.

2.	Simultaneous to Closing, Dugan shall enter into a debt forgiveness agreement whereby he foregoes any rights he has to receive four hundred forty-two thousand five hundred seventy- eight dollars ($442,578) in compensation and other amounts due from EXOL (the “Dugan Debt Forgiveness Agreement”); and

3.	Simultaneous to Closing, Romano shall enter into a debt forgiveness agreement whereby he foregoes Simultaneous to Closing, Romano shall forego any rights he has to receive four hundred forty-two thousand five hundred seventy-eight dollars ($442,578) in compensation and other amounts due from Seller (the “Romano Debt Forgiveness Agreement”).

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF EXOL

A.	Representations and Warranties

EXOL represents and warrants in all material respects to SPPC, with the intent that SPPC will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

1.	EXOL - Corporate Status and Capacity

a.	Incorporation. EXOL is a corporation duly incorporated and validly existing under the laws of the State of Nevada, and is in good standing with the office of the Secretary of State for the State of Nevada.

b.	Carrying on Business. EXOL is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease, and operate its properties and carry on its business as now being conducted. EXOL is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on their respective businesses.

c.	Corporate Capacity. EXOL has the corporate power, capacity, and authority to own its assets. EXOL has the corporate power, capacity, and authority to enter into and complete this Agreement.

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d.	Reporting Status; Listing. EXOL files reports pursuant to the Securities Act and the Exchange Act with the Commission via Edgar and is deemed a fully reporting company as defined by the Securities Act. The EXOL Common Shares are quoted on the OTCQB under the symbol “EXOL”.

e.	Commission Reports. EXOL has filed all required filings with the Commission (the “Commission Reports”). To EXOL’s knowledge, the Commission Reports, at the time filed, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Commission Reports, including without limitation any financial statements or schedules included therein, contains any untrue statements of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

2.	EXOL - Capitalization

a.	Authorized Capital. As of August7, 2017, the authorized capital of EXOL consists of 500,000,000 shares of common stock, $0.0001 par value, of which 162,464,899 EXOL Common Shares are issued and outstanding, and 20,000,000 shares of preferred stock, par value $0.0001, of which exactly 2,000,000 are designated as Series A Preferred Stock, of which 2,000,000 are issued and outstanding.

b.	Validly Issued. The existing issued shares of stock of EXOL have been duly authorized and validly issued and are fully paid and non-assessable and have been issued in compliance with the requirements of all applicable laws, including applicable securities laws, and there is no liability for the payment of any dividends.

c.	No Option. Except as provided in in this Agreement, no person, firm, or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any shares of common stock of EXOL or for the purchase, subscription, or issuance of any of the unissued shares in the capital of EXOL.

3.	EXOL - Records and Financial Statements

a.	Charter Documents. The charter documents of EXOL are as provided to SPPC. EXOL is not in violation or breach of, or in default with respect to, any term of their respective Certificates of Incorporation (or other charter documents) or by-laws.

b.	EXOL Financial Statements. The EXOL Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent, or otherwise) of EXOL, and the results of operations and changes in financial position of EXOL during the period covered thereby, in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

c.	EXOL Accounts Payable and Liabilities. There are no liabilities, contingent or otherwise, of EXOL which are not reflected in the EXOL Financial Statements except those incurred in the ordinary course of business since the date of the EXOL Financial Statements, and neither EXOL has guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm, or corporation.

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d.	EXOL Accounts Receivable. There are no accounts receivable of EXOL which are not reflected in the EXOL Financial Statements except those incurred in the ordinary course of business since the date of the EXOL Financial Statements.

e.	No Debt. EXOL is not, on the date hereof and on Closing will be, materially indebted to any, person or entity or other third party, including any affiliate, director, or officer of EXOL, except as reflected in the EXOL Financial Statements and except for those incurred in the ordinary course of business since the date of the EXOL Financial Statements.

f.	No Related Party Debt to EXOL. Except as set forth in the Commission Reports, no director or officer or affiliate of EXOL is now indebted to or under any financial obligation to EXOL on any account whatsoever, except for advances on account of travel and other expenses not exceeding One Thousand Dollars ($1,000) in total.

g.	No Dividends. No dividends or other distributions on any shares in the capital of EXOL or the Subsidiary have been made, declared, or authorized since the date of the EXOL Financial Statements.

h.	No Payments. No payments of any kind have been made or authorized since the date of the EXOL Financial Statements to or on behalf of officers, directors, shareholders, or employees of EXOL or under any management agreements with EXOL, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them.

i.	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting EXOL.

j.	No Adverse Events. Except as disclosed in a Commission Report and since September 30, 2015, (i) there has not been any material adverse change in the properties, results of operations, financial position or condition (financial or otherwise) of EXOL, its assets or liabilities or any damage, loss or other change in circumstances materially affecting EXOL, the EXOL Business or EXOL’s right to carry on the EXOL Business, other than non-material changes in the ordinary course of business or as contemplated pursuant to this Agreement, (ii) there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting EXOL, or the EXOL Business, (iii) there has not been any material increase in the compensation payable or to become payable by EXOL to any of EXOL’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them, (iv) the EXOL Business has been and continues to be carried on in the ordinary course, (v) EXOL has not waived or surrendered any right of material value, (vi) EXOL has not discharged, satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business; and (vii) no capital expenditures in excess of Five Thousand Dollars ($5,000) have been authorized or made by EXOL.

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4.	EXOL - Income Tax Matters

a.	Tax Returns. As of the Closing Date, tax returns for 2015, 2014 and 2013 and reports of EXOL required by law to be filed have been filed and are true, complete, and correct, and any taxes payable in accordance with any return filed by EXOL or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid and no amounts are owed to any taxing authority as of the Closing Date. Without limiting the generality of the foregoing, EXOL hereby represents that no amounts are owed to any taxing authorities by EXOL for the period commencing on the formation(incorporation) of EXOL through the Closing Date.

b.	Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge, or deficiency by EXOL. EXOL is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.

5.	EXOL - Applicable Laws and Legal Matters

a.	Licenses. EXOL hold all licenses and permits as may be requisite for carrying on the EXOL Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the EXOL Business.

b.	Applicable Laws. EXOL has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders, or decrees to which they are subject or which apply to them the violation of which would have a material adverse effect on the EXOL Business, and to EXOL’s knowledge, EXOL is not in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the EXOL Business.

c.	Pending or Threatened Litigation. Except as provided in the Commission Reports, there is no litigation or administrative or governmental proceeding pending or threatened against or relating to EXOL, or the EXOL Business nor does EXOL have any knowledge of any act or omission of EXOL that would form any material basis for any such action or proceeding.

d.	No Bankruptcy. EXOL has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against EXOL and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of EXOL.

e.	Labor Matters. EXOL is not party to any collective agreement relating to the EXOL Business with any labor union or other association of employees and no part of the EXOL Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of EXOL, has made any attempt in that regard.

f.	Finder’s Fees. EXOL is not a party to any agreement which provides for the payment of finder’s fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

g.	No Contracts. EXOL does not, on the date hereof, and on the Closing, will not, have any contracts with any hospitals. All such contracts have expired and EXOL has no liability to any person, entity or third party, including any hospital or other entity previously under contract with EXOL.

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6.	Execution and Performance of Agreement

a.	Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of EXOL.

b.	No Violation or Breach. The execution and performance of this Agreement will not:

i.	violate the charter documents of EXOL or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which EXOL,

ii.	give any person any right to terminate or cancel any agreement or any right or rights enjoyed by EXOL,

iii.	result in any alteration of EXOL’s or its subsidiaries’ obligations under any agreement to which EXOL,

iv.	result in the creation or imposition of any lien, encumbrance, or restriction of any nature whatsoever in favor of a third party upon or against the assets of EXOL,

v.	result in the imposition of any tax liability to EXOL relating to the assets of EXOL, or

vi.	violate any court order or decree to which either EXOL is subject.

7.	The EXOL Business

a.	Maintenance of Business. Since the date of the EXOL Financial Statements, EXOL has not entered into any material agreement or commitment except in the ordinary course and except as provided in, contemplated by, or set forth in this Agreement or in the Commission Reports.

b.	Subsidiaries. Except as otherwise disclosed herein, EXOL does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture, or firm. References in this Agreement to any subsidiaries of the EXOL shall include any subsidiary used for the benefit of the Acquisition contemplated herein or other corporate action such as a subsidiary for purpose of name change and any other subsidiary that EXOL may have but has not disclosed in this Agreement.

8.	EXOL - EXOL Shares

a.	EXOL Shares. The EXOL shares, including all common and preferred, when delivered to the holders of the respective SPPC shares pursuant to the Acquisition shall be validly issued and outstanding as fully paid and non-assessable shares and the EXOL shares shall be transferable upon the books of EXOL, in all cases subject to the provisions and restrictions of all applicable securities laws.

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b.	Securities Law Compliance. Except as set forth in the Commission Reports, EXOL has not issued any shares of its common stock (or securities convertible into or exercisable for shares of common stock). Neither EXOL nor any person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of EXOL under circumstances which would require the integration of such offering with the offering of any EXOL securities issued to the SPPC Shareholders) which subject the issuance or sale of such shares to the SPPC shareholders, generally to the registration requirements of Section 5 of the Securities Act.

B.	Survival

The representations and warranties of EXOL contained herein are true and correct as of the date of this Agreement and will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by the SPPC Shareholders, the representations and warranties of EXOL shall survive the Closing for a period of one (1) year.

C.	Indemnity

EXOL shall defend, indemnify and save harmless SPPC from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim, resulting from the breach by EXOL or its Management of any representation, covenant or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by EXOL or its Management to SPPC hereunder. Legal fees and other costs of defending and prosecuting this action shall be borne by EXOL and its Management.

ARTICLE 4 COVENANTS OF EXOL

A.	Covenants

EXOL and its Management covenants and agrees with SPPC that EXOL will:

1.	Conduct of Business. Until the Closing, conduct its business diligently and in the ordinary course consistent with the manner in which it generally has been operated up to the date of execution of this Agreement;

2.	Access. Until the Closing, give the SPPC Shareholders and their representatives full access to all of the properties, books, contracts, commitments, and records of EXOL, and furnish to the SPPC Shareholders and their representatives all such information as they may reasonably request;

3.	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third-party consents required to permit the Acquisition; and

4.	OTC Markets Filings. Until the Closing, file with the OTC Markets in a timely manner, all reports and other documents required of EXOL as required to maintain its listing on the OTCQB tier of the OTC Markets.

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SPPC

A.	Representations and Warranties

SPPC represents and warrants in all material respects to EXOL, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

1.	SPPC - Corporate Status and Capacity

a.	Incorporation. SPPC is a corporation duly incorporated and validly existing under the laws of the State of New Jersey, and is in good standing with the office of the Secretary of State for the State of New Jersey.

b.	Carrying on Business. SPPC is duly qualified or licensed to do business and in in good standing in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on its businesses.

c.	Corporate Capacity. SPPC has the corporate power, capacity, and authority to own the SPPC Assets and to carry on the SPPC Business and SPPC has the corporate power, capacity, and authority to enter into and complete this Agreement.

2.	SPPC - Capitalization

a.	Authorized Capital. The authorized capital of SPPC consists of 750,000,000 shares of common stock, par value $0.00001 of which 30,300,151 are issued and outstanding; and 10,000,000 shares of preferred stock, of which 1,040,000 is designated as Series 1- A Preferred Stock, of which 1,000,000 shares are issued and outstanding; and of which 500,000 are designated as Series B Preferred Stock, of which 200,000 shares are issued and outstanding (together “SPPC Stock”).

b.	Ownership of SPPC Stock. The issued and outstanding share capital of SPPC consists of shares, both common and preferred, that are validly issued and outstanding as fully paid and non-assessable shares. The SPPC respective shareholders are the registered and beneficial owner of the SPPC shares. The SPPC shares owned by the SPPC shareholders are free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever not created by or through EXOL and/or the Acquirer. Except as provided in in this Agreement, no person, firm, or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any security of SPPC or for the purchase, subscription, or issuance of any of the unissued shares in the capital of SPPC.

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c.	No Restrictions. There are no restrictions on the transfer, sale, or other disposition of SPPC Shares contained in the charter documents of SPPC or under any agreement.

3.	SPPC - Records and Financial Statements

a.	Charter Documents. SPPC is not in violation or breach of, or in default with respect to, any term of its Articles of Incorporation (or other charter documents) or by-laws.

b.	SPPC Financial Statements. The SPPC Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent, or otherwise) of SPPC as of the respective dates thereof, and the results of operations and changes in financial position of SPPC during the periods covered thereby, and are prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

c.	SPPC Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of SPPC which are not reflected in the SPPC Financial Statements except those incurred in the ordinary course of business since the date of the SPPC Financial Statements.

d.	No Dividends. No dividends or other distributions on any shares in the capital of SPPC have been made, declared, or authorized since the date of the SPPC Financial Statements.

4.	SPPC - Income Tax Matters

a.	Tax Returns. All tax returns and reports of SPPC required by law to be filed have been filed and to the Best of SPPC’s knowledge and belief are true, complete and correct, and any taxes payable in accordance with any return filed by SPPC or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid.

b.	Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge, or deficiency by SPPC. SPPC is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.

5.	SPPC - Applicable Laws and Legal Matters

a.	Licenses. SPPC holds all licenses and permits as may be requisite for carrying on the SPPC Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the SPPC Business.

b.	Applicable Laws. SPPC has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders, or decrees to which it is subject or which applies to it the violation of which would have a material adverse effect on the SPPC Business, and, to SPPC’s knowledge and belief, SPPC is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the SPPC Business.

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c.	Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to SPPC, the SPPC Business, or any of the SPPC Assets, nor does SPPC have any knowledge of any deliberate act or omission of SPPC that would form any material basis for any such action or proceeding.

d.	No Bankruptcy. SPPC has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against SPPC and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of SPPC.

e.	Labor Matters. SPPC is not a party to any collective agreement relating to the SPPC Business with any labor union or other association of employees and no part of the SPPC Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of SPPC, has made any attempt in that regard and SPPC has no reason to believe that any current employees will leave SPPC’s employ as a result of this Acquisition.

6.	Execution and Performance of Agreement

a.	Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of SPPC and the SPPC Shareholders.

b.	No Violation or Breach. The execution and performance of this Agreement will not (i) violate the charter documents of SPPC or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which SPPC is a party, (ii) give any person any right to terminate or cancel any agreement including, without limitation, SPPC Material Contracts, or any right or rights enjoyed by SPPC, (iii) result in any material alteration of SPPC’s obligations under any agreement to which SPPC is a party including, without limitation, the SPPC Material Contracts, (iv) result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the SPPC Assets, (v) result in the imposition of any tax liability to SPPC relating to SPPC Assets or the SPPC Shares, or (vi) violate any court order or decree to which SPPC is subject.

7.	SPPC Assets - Ownership and Condition

a.	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the SPPC Assets.

b.	SPPC Material Contracts. The SPPC Material Contracts constitute all of the material contracts of SPPC.

c.	No Default. There has not been any default in any material obligation of SPPC or any other party to be performed under any of the SPPC Material Contracts, each of which is in good standing and in full force and effect and un-amended, and SPPC is not aware of any default in the obligations of any other party to any of the SPPC Material Contracts

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8.	SPPC Assets - SPPC Goodwill and Other Assets

SPPC does not have any knowledge of any infringement by SPPC of any patent, trademark, copyright, or trade secret.

9.	The Business of SPPC

a.	Maintenance of Business. Since the date of the SPPC Financial Statements, the SPPC Business has been carried on in the ordinary course, and SPPC has not entered into any material agreement or commitment except in the ordinary course of business, except as contemplated by this Agreement.

b.	Subsidiaries. SPPC does not have any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture, or firm.

B.	Survival

The representations and warranties of SPPC contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by EXOL, the representations and warranties of SPPC shall survive the Closing for a period of two (2) years.

C.	Indemnity

SPPC agrees to indemnify and save harmless EXOL from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of SPPC to defend any such claim), resulting from the breach by SPPC of any representation or warranty of SPPC made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by SPPC to EXOL hereunder. Legal fees and other costs of defending and prosecuting this action shall be borne by SPPC.

ARTICLE 6 COVENANTS OF SPPC

A.	Covenants

SPPC covenants and agrees with EXOL that it will:

1.	Conduct of Business. Until the Closing, conduct the SPPC Business diligently and in the ordinary course consistent with the manner in which the SPPC Business generally has been operated up to the date of execution of this Agreement;

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2.	Preservation of Business. Until the Closing, use its Best efforts to preserve the SPPC Business and the SPPC Assets; and

3.	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third-party consents required to permit the Acquisition and to preserve and maintain the SPPC Assets, including the SPPC Material Contracts.

ARTICLE 7 CONDITIONS PRECEDENT

A.	Conditions Precedent in favor of EXOL

EXOL’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment (or waiver by EXOL) of each of the following conditions precedent on or before the Closing:

1.	SPPC will have prepared fully PCAOB audited financial statements for the previous two (2) years and PCAOB auditor reviewed financials for the period ended March 31, 2017.

2.	all documents or copies of documents required to be executed and delivered to EXOL as set forth in Article 9 hereof will have been so executed and delivered;

3.	all of the terms, covenants, and conditions of this Agreement to be complied with or performed by SPPC at or prior to the Closing will have been complied with or performed;

4.	title to the SPPC Shares held by the SPPC Shareholders will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever not created by or through EXOL and/or the Acquirer;

5.	subject to Article 8 hereof, there will not have occurred:

a.	any material adverse change in the financial position or condition of SPPC, its liabilities or the SPPC Assets or any damage, loss or other change in circumstances materially and adversely affecting the SPPC Business or the SPPC Assets or SPPC’s right to carry on the SPPC Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

b.	any damage, destruction, loss, or other event, including changes to any laws or statutes applicable to SPPC or the SPPC Business (whether or not covered by insurance) materially and adversely affecting SPPC, the SPPC Business or the SPPC Assets;

6.	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

7.	all representations and warranties of SPPC contained herein shall be true and correct as of the Closing Date; and

8.	EXOL shall be in receipt of the SPPC Financial Statements.

9.	EXOL shall have entered into an amendment with the holders of its convertible debt listed in Schedule 7A10 in the form of amendment attached hereto as Exhibit B; and

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10.	EXOL shall have entered into an agreement to sell its subsidiaries EXO:EXO, Inc. and Pizza Fusion Holdings, Inc. in a form reasonably acceptable to EXOL’s Board of Directors.

B.	Waiver by EXOL

The conditions precedent set out in the preceding section are inserted for the exclusive benefit of EXOL and any such condition may be waived in whole or in part by EXOL at or prior to Closing by delivering to SPPC a written waiver to that effect signed by EXOL. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, EXOL shall be released from all obligations under this Agreement.

C.	Conditions Precedent in Favor of SPPC

The obligations of SPPC to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

1.	all documents or copies of documents, securities issuances and wire transfers required to be executed and delivered to EXOL as set forth in Article 9 hereof will have been so executed and delivered;

2.	designations for the EXOL Series B Preferred Stock attached hereto as Exhibit C, shall be duly filed and stamped by the Secretary of State of the state of Nevada.

3.	the following persons shall be elected officers of EXOL, effective upon the Effective Time: Nicholas Campanella (Chief Executive Officer and President);

4.	the board of directors of EXOL shall have expanded to six (6) members in a form reasonably acceptable to SPPC, Randy Romano and Vaughan Dugan shall formally resign, and Nicholas Campanella shall be named Chairman of the Board and each of Gregory Rodman, Vincent Randanzzo, Sumair Mitroo, William Singer, Dennis Yu shall have been appointed to EXOL’s board of directors;

5.	all of the terms, covenants, and conditions of this Agreement to be complied with or performed by EXOL at or prior to the Closing shall have been complied with or performed;

6.	SPPC shall have completed its review and inspection of the books and records of EXOL and shall be reasonably satisfied with same in all material respects;

7.	title to the EXOL Common Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, or other claims whatsoever;

8.	subject to Article 8 hereof, there will not have occurred (i) any material adverse change in the financial position or condition of EXOL, their assets or liabilities or any damage, loss or other change in circumstances materially and adversely affecting EXOL or the EXOL Business or EXOL’s right to carry on the EXOL Business, other than changes in the ordinary course of business, none of which has been materially adverse, or (ii) any damage, destruction, loss or other event, including changes to any laws or statutes applicable to EXOL or the EXOL Business (whether or not covered by insurance) materially and adversely affecting EXOL, or its assets;

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9.	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

10.	all representations and warranties of EXOL contained herein shall be true and correct as of the Closing Date;

11.	EXOL shall have entered into an agreement to sell its subsidiaries EXO:EXO, Inc. and Pizza Fusion Holdings, Inc. in a form reasonably acceptable to EXOL’s Board of Directors;

12.	Dugan shall have entered into the Dugan Debt Forgiveness Agreement; and

13.	Romano shall have entered into the Romano Debt Forgiveness Agreement.

D.	Waiver by SPPC

The conditions precedent set out in the preceding section are inserted for the exclusive benefit of SPPC and any such condition may be waived in whole or in part by SPPC at or prior to the Closing by delivering to EXOL a written waiver to that effect signed by SPPC. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing SPPC shall be released from all obligations under this Agreement.

ARTICLE 8 RISK

A.	Material Change in the Business of SPPC

1.	If any material loss or damage to the SPPC Business occurs prior to Closing and such loss or damage, in EXOL’s reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, EXOL shall, within two (2) days following any such loss or damage, by notice in writing to SPPC, at its option, either:

a.	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

b.	elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to EXOL’s obligations to carry out the transactions contemplated hereby, be vested in SPPC or otherwise adequately secured to the satisfaction of EXOL on or before the Closing Date.

B.	Material Change in the EXOL Business

1.	If any material loss or damage to the EXOL Business occurs prior to Closing and such loss or damage, in SPPC’s reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, SPPC shall, within two (2) days following any such loss or damage, by notice in writing to EXOL, at its option, either:

a.	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

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b.	elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to SPPC’s obligations to carry out the transactions contemplated hereby, be vested in EXOL or otherwise adequately secured to the satisfaction of SPPC on or before the Closing Date.

ARTICLE 9 CLOSING

A.	Documents to be Delivered by SPPC

On or before the Closing, SPPC will deliver or cause to be delivered to EXOL:

1.	all reasonable consents or approvals required to be obtained by SPPC for the purposes of completing the Acquisition;

2.	an acknowledgement from SPPC of the satisfaction of the conditions precedent set forth in section 7.1 hereof; and

3.	such other documents as EXOL may reasonably require to give effect to the terms and intention of this Agreement.

B.	Documents to be Delivered by EXOL

On or before the Closing, EXOL shall deliver or cause to be delivered to SPPC:

1.	an acknowledgement from EXOL of the satisfaction of the conditions precedent set forth in section 7.3 hereof; and

2.	such other documents as SPPC may reasonably require to give effect to the terms and intention of this Agreement.

3.	Promptly following the Closing, EXOL will deliver or cause to be delivered certificates for the EXOL Common Acquisition Shares to the SPPC Shareholders.

ARTICLE 10 POST-CLOSING MATTERS

Forthwith after the Closing, EXOL and SPPC agree to use all their Best efforts to:

A.	file appropriate filings with the Commission ; and

B.	within five (5) business days after the Closing, file an appropriate documentation with OTC Markets, including updated addresses, listings of executives, and supplemental filing evidencing the acquisition itself.

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ARTICLE 11 GENERAL PROVISIONS

A.	Governing Law

This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Nevada as applied to contracts that are executed and performed in Nevada, without regard to the principles of conflicts of law thereof.

B.	Indemnification Provisions

Notice to Indemnifying Party. If any party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Sections 3.3 or 5.3 hereof, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee’s receipt of such notice. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the losses that have been or may be sustained by the Indemnitee. The Indemnifying Party may, subject to the other provisions of this Section 11.2, compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within thirty (30) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability. The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto. The Indemnifying Party shall have the right to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder. All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party. The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

C.	Notice

Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid certified or registered mail, e-mail, or Facsimile. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally, by e-mail or by Facsimile shall be deemed to have been received on the actual date of delivery.

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D.	Addresses for Service

The address for service of notice of each of the parties hereto is as follows:

EXOL:

136 NW 16th Street
Boca Raton FL 33432
Attn: Randy Romano

With a copy to:

Legal & Compliance, LLC
330 Clematis Street, Suite 217
West Palm Beach, FL 33401
Attn: Lazarus Rothstein, Esq.

SPPC:

Sun Pacific Power Corp.
1215 Gordon’s Corner Road
Suite 1A

Manalapan, NJ 07726
Attn: Nicholas Campanella

With a copy to:

Eilers Law Group, P.A.
1000 Fifth Street

Suite 200 – P2

Miami Beach, FL 33139
Attn: William R. Eilers, Esq.

E.	Change of Address

Any party may, by notice to the other parties change its address for notice to some other address.

F.	Further Assurances

Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

G.	Time of the Essence

Time is expressly declared to be the essence of this Agreement.

H.	Entire Agreement

The provisions contained herein constitute the entire agreement among SPPC, the Acquirer and EXOL respecting the subject matter hereof and supersede all previous communications, representations, and agreements, whether verbal or written, among SPPC, the Acquirer and EXOL with respect to the subject matter hereof.

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I.	Succession

This Agreement will endure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

J.	Assignment

This Agreement is not assignable without the prior written consent of the parties hereto.

K.	Expenses

Except as noted below, each party agrees to pay, without right of reimbursement from any other party and regardless of whether or not the transaction is consummated, the costs incurred by it in connection with this transaction, including legal fees and other costs incidental to the negotiation of the terms of the transaction and the preparation of related documentation. SPPC agrees to pay EXOL’s legal counsel $2,500.00 upon Closing to partially reimburse it for legal fees incurred in connection with its representation of EXOL in connection with the Acquisition.

L.	Counterparts

This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by Facsimile will constitute proper delivery.

M.	Termination

This Agreement may only be terminated at any time prior to the Closing Date:

1.	upon mutual written consent authorized by the Board of Directors of EXOL and SPPC; or

2.	by either EXOL or SPPC if the Closing shall not have been consummated by the close of business on August 20, 2017.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

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EXHIBIT A

Profit Sharing Agreement

To be Drafted.

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EXHIBIT B

FORM OF AMENDMENT TO CONVERTIBLE NOTE

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AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT TO CONVERTIBLE PROMISSORY NOTE (the “Amendment”) is made effective as of August , 2017 (the “Effective Date”) by and between EXOlifestyles, Inc., a Nevada corporation (the “Company”) and [holder] (the “Holder”) (collectively the “Parties”).

BACKGROUND

A.       The Company and Holder are the parties to that certain Convertible Promissory Note originally issued by the Company to the Holder on [date] (the “Note”)

B.	The principal balance of the Note is [principal] as of the Effective Date and the accrued and unpaid interest on the Note is [interest] as of March 31, 2017 (collectively, the “Indebtedness”); and

C.       In exchange for the Holder’s waiver of an existing event of default under Section 8 of the Note relating to the Company’s failure to pay the Note in full upon Maturity (the “Triggering Event”) and such other good and valuable consideration provided for in this Amendment.

D.      The Parties desire to amend the Note as set forth below and take such further action as set forth below as part of the Company’s efforts to more closely unify the rights of holders of its convertible debt and other convertible instruments.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 4 of the Note shall be replaced in its entirety with the following:

Section 5. Conversion.

a)	Automatic Conversion. The Indebtedness shall automatically convert into shares of the Common Stock at the Conversion Price (as hereinafter defined) without any action of the Holder immediately following the effective date Articles of Amendment to the Company’s Articles of Incorporation which increases the number of the Company’s authorized shares of Common Stock or upon completion of a reverse stock split so that there are a sufficient number of shares of Common Stock to permit a full conversion of the amounts due under the Note (the “Conversion Condition”). The number of shares of Common Stock shall be determined by dividing the outstanding principal balance due under this Note plus accrued interest thereon by the Conversion Price. Promptly after occurrence of the Conversion Condition, the Company shall issue to the Holder a certificate representing the number of shares of Common Stock issued pursuant to the automatic conversion provision set forth in this Section 4as determined in accordance herewith.

b)	Conversion Price; Number of Shares. The conversion price shall be $0.0489 per share, after giving effect to an anticipated 1:50 reverse stock split (the“Reverse Split”) of the Company’s Common Stock (the “Conversion Price”), subject to further adjustment from time to time upon the happening of certain events as set forth below. The number of shares of Common Stock to be issued upon conversion of this Note after giving effect to the Reverse Split is anticipated to be [no of shares] shares plus such other additional shares issued to cover the accrued but unpaid interest on the principal balance of this Note.

1

c)	In the event the Conversion Condition does not occur by September 30, 2017, this Note shall be deemed to be in default and the Holder may elect to pursue any remedies available to it under law, including, but not limited to requiring immediate payment of the principal amount due under this Note, plus accrued interest and any other amounts due hereunder without discount or reduction of any sort as may be provided for elsewhere in this Amendment.

2.       Extension of Maturity Date. The Maturity Date of the Note shall be extended for a period of sixty (60) days from the Effective Date.

3.	Reserved.

4.       Forbearance and Waiver. Subject to the terms and conditions herein, the Holder agrees that it will forbear from exercising any of its rights or remedies under the Note as the result of the Triggering Event. Furthermore, the Holder hereby waives any right to receive interest on the Note after March 31, 2017.

5.       Governing Law and Venue. The Company and Holder each irrevocably agrees that any dispute arising under, relating to, or in connection with, directly or indirectly, this Note or related to any matter which is the subject of or incidental to this Note (whether or not such claim is based upon breach of contract or tort) shall be subject to the exclusive jurisdiction and venue of the state and/or federal courts located in Palm County, Florida; provided, however, Holder may, at the Holder’s sole option, elect to bring any action in any other jurisdiction. This provision is intended to be a “mandatory” forum selection clause and governed by and interpreted consistent with Florida law. The Company and Holder each hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in said county, and each waives any objection based on forum non conveniens. The Company hereby waives personal service of any and all process and consent that all such service of process may be made by certified mail, return receipt requested, directed to the Company, as set forth herein in the manner provided by applicable statute, law, rule of court or otherwise. Except for the foregoing mandatory forum selection clause, all terms and provisions hereof and the rights and obligations of the Company and Holder hereunder shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without reference to conflict of laws principles.

6.       This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note and the Subscription Agreement, where applicable. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Note unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

2

SIGNATURE PAGE TO NOTE AMENDMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

EXOlifestyles, Inc.		[holder]

By:		By:
	Vaughan Dugan	Name:
	Chief Executive Officer	Title:

4

EXHIBIT C

DESIGNATIONS OF SERIES B AND SERIES C PREFERRED STOCK

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EXOLIFESTYLE, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES B PREFERRED STOCK AND

SERIES C CONVERTIBLE PREFERRED STOCK

DESIGNATION OF THE SERIES B PREFERRED STOCK

DESIGNATION OF THE SERIES B CONVERTIBLE PREFERRED STOCK

Section 1. Designation, Amount, and Par Value. The series of preferred stock shall be designated as Series B Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 1,000,000. Each share of Preferred Stock shall have a par value of $0.001 per share.

Section 2. Voting Rights.

a)	Subject to the provision for adjustment hereinafter set forth, each share of Preferred Stock shall entitle the Holder thereof to the number of votes as shall be equal to the aggregate number of shares of Common Stock into which the Series B shall be convertible.

b)	Except as otherwise provided herein, by law, or in any other Certificate of Designation creating a series of preferred stock or any similar stock, the Holders of shares of Preferred Stock, the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

Section 3. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Holder's pro rata share of the assets and funds of the Corporation to be distributed, assuming their conversion of Preferred Stock to Common Stock and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Section 4. Conversion.

a)	Automatic Conversion. Each share of Preferred Stock shall automatically convert into shares of the Common Stock at the Conversion Rate (as hereinafter defined) without any action of the Holder immediately following the effective date Articles of Amendment to the Company’s Articles of Incorporation which increases the number of the Company’s authorized shares of Common Stock or upon completion of a reverse stock split so that there are a sufficient number of shares of Common Stock to permit a full conversion of the Stated Value of all shares of the issued and outstanding Preferred Stock (the “Conversion Condition”). The number of shares of Common Stock shall be determined by multiplying the number of shares of Preferred Stock by the Conversion Rate. Promptly after occurrence of the Conversion Condition, the Company shall issue to the Holder a certificate representing the number of shares of Common Stock issued pursuant to the automatic conversion provision set forth in this Section 4 as determined in accordance herewith.

b)	Conversion Rate; Number of Shares. The conversion rate shall be 30.8565 share, after giving effect to an anticipated 1:50 reverse stock split (the “Reverse Split”) of the Company’s Common Stock (the “Conversion Price”), subject to further adjustment from time to time upon the happening of certain events as set forth below. The number of shares of Common Stock to be issued upon conversion of this Series B Preferred Stock after giving effect to the Reverse Split is anticipated to be shares.

Section 5. Reacquired Shares. Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Miscellaneous.

a)	Notices. Any and all notices or other communications of deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, sent by facsimile to the Company, sent by a nationally recognized overnight courier service, addressed to the Corporation, Attn: Chief Executive Officer or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (eastern standard time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (eastern standard time) on any date and earlier than 11:59 p.m. (eastern standard time) on such date,(iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. "Business Day" shall mean a day which is not a (i) Saturday, (ii) Sunday or (iii) a national holiday observed in the United States.

b)	Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

c)	Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement, and defense of the transactions by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees, or agents) shall be commenced in the state and federal courts sitting in Nevada (the "Nevada Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

d)	Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

e)	Severability. If any provision of this Certificate of Designation is invalid, illegal, or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

f)	Next Business Day. Whenever any obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions thereof.

DESIGNATION OF THE SERIES C CONVERTIBLE PREFERRED STOCK

Section 1. Designation, Amount, and Par Value. The series of preferred stock shall be designated as Series C Preferred Stock (the "Series C Preferred Stock") and the number of shares so designated shall be 500,000. Each share of Preferred Stock shall have a par value of $0.001 per share.

Section 2. Voting Rights.

Except as otherwise provided herein and as otherwise required by law, the holders of each share of the Series C Preferred Stock shall have no votes on any matters presented to be voted by the holders of common stock.

Section 3. Liquidation.

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders are entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the stated par value per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A change in control shall not be treated as Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

Section 4. Conversion.

This Series C Preferred has no conversion rights.

Section 5. Stock Dividends.

Each share of Series C Preferred Stock shall pay an annual dividend in the amount of $0.125 per year, for a total of$0.25, over an eighteen (18) month term, from the date of issuance (the “Commencement Date. Dividend payments shall be payable as follows: (i) dividend in the amount of$0.0625 per share of Series C Preferred Stock at the end of each of the third quarter and fourth quarter of the first twelve (12) months of the twenty-four (24) month period after the Commencement Date; and (ii) dividend in the amount of $0.03125 per share of Series C Preferred Stock at the end of each of the four quarters of the second twelve (12) months of the twenty-four (24) month period after the Commencement Date. The source of payment of the dividends will be derived from up to thirty-five percent (35%) of net revenues (''Net Revenues") from the Street Furniture Division of the Corporation following the seventh (7th) month after the Commencement Date. To the extent the amount derived from the Net Revenues of the Street Furniture Division is insufficient to pay dividends of Series C Preferred Stock, if a sufficient amount is available, the next quarterly payment date the funds will first pay dividends of Series C Preferred Stock past due.

Section 6. Automatic Redemption.

At the conclusion of twenty-four months after the Commencement Date, and upon the payment of all dividends due and owing on said Series C Preferred Stock, the Series C Preferred Stock shall automatically be redeemed by the Corporation and returned to the Corporation for cancellation, as unissued, non-designated, preferred shares.

Section 7. Miscellaneous.

a)	Notices. Any and all notices or other communications of deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, sent by facsimile to the Company, sent by a nationally recognized overnight courier service, addressed to the Corporation, Attn: Chief Executive Officer or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (eastern standard time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (eastern standard time) on any date and earlier than 11:59 p.m. (eastern standard time) on such date,(iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. "Business Day" shall mean a day which is not a (i) Saturday, (ii) Sunday or (iii) a national holiday observed in the United States.

b)	Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

c)	Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement, and defense of the transactions by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees, or agents) shall be commenced in the state and federal courts sitting in Nevada (the "Nevada Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

d)	Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

e)	Severability. If any provision of this Certificate of Designation is invalid, illegal, or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

f)	Next Business Day. Whenever any obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions thereof.

SCHEDULE 1A3

EXOlifestyle, Inc. – Sun Pacific Power Corp – Acquisition Agreement	Page 27 of 31

Shareholder	Number of Shares Common Shares Received	Consideration Number of Common Shares of SPPC
William Kugelman	3,532,000	400,000
Greg Rodman	9,271,500	1,050,000
Bernardo Sciortino	1,324,500	150,000
Mike Matrone	6,622,500	750,000
Maria Campanella	2,207,500	250,000
Laura Randazzo	2,207,500	250,000
Frank Capria	441,500	50,000
Joseph Barlotta	2,207,500	250,000
Beverly Barlotta	2,207,500	250,000
Patricia Porcasi	2,207,500	250,000
Frank Matrone	1,324,500	150,000
Frank Bavaro	441,500	50,000
Ron Ostrofsky	883,000	100,000
Daniel Scavone	883,000	100,000
Russel Franscione	883,000	100,000
Joseph Agosta	883,000	100,000
Mario Lupia	441,500	50,000
Anthony Gaglione	441,500	50,000
Ma ShuSheng	441,500	50,000
George Samouhos	441,500	50,000
Anthony Orsano	441,500	50,000
Ross Fisher	441,500	50,000
Steve Leone	441,500	50,000
Carmine DeFalco	441,500	50,000
Steven Bernknopf	441,500	50,000
Thomas Annunziata	441,500	50,000
John Barbella	441,500	50,000
Christine Donohue	441,500	50,000
Yonggong Wang	441,500	50,000
Stratous Samouhos	441,500	50,000
John F. Carroll Columbian Club	441,500	50,000
Nicholas Campanella	65,342,000	7,400,000
Phoenix Worldwide Holdings, LLC	115	13
Jody Samuels	19,404,676	2,197,585
Frank Capria	11,858,275	1,342,953
Carol Campanella	49,006,500	5,550,000
John Wright	883,000	100,000
Raymond Bunjany	441,500	50,000
David Thompson	883,000	100,000
Doreen Spinelli	264,900	30,000
Anton Rodman	353,200	40,000

Francis Carson	88,300	10,000
Shaun Rodman	883,000	100,000
Laura Cohen	441,500	50,000
Stephen Frost	88,300	10,000
Stephen Nolan	264,900	30,000
Abner Marcial	88,300	10,000
Jean Itacy	35,320	4,000
John Santonocito	88,300	10,000
Margaret Russo	70,640	8,000
Kenneth Young	883,000	100,000
Roderick Chisholm	176,600	20,000
Thomas Russo	70,640	8,000
Anthony Pizzariello	176,600	20,000
Michael Doherty	88,300	10,000
Florence Fazekas	26,490	3,000
John Fazekas	220,750	25,000
Joseph Pepitone	88,300	10,000
Glenn Sparapani	88,300	10,000
Paul Limoncelli	97,130	11,000
Milssa Gavigan	176,600	20,000
Marlon Russell	353,200	40,000
John Summa	883,000	100,000
Joseph Kingston	88,300	10,000
Eric Carson	88,300	10,000
John Ferraro	44,150	5,000
Thomas Naphor	441,500	50,000
Robert Abrahamsen	88,300	10,000
Joseph D'Arrigo	4,415,000	500,000
Danielle Santos	88,300	10,000
Joseph D'Arrigo	88,300	10,000
Joanne Costantino	88,300	10,000
Nicholas Gavigan	88,300	10,000
Daniel Cutajar	176,600	20,000
Henry Mocko	883,000	100,000
Deborah Cremona-Forde	176,600	20,000
Dominick Mattina	88,300	10,000
Frank Fattorusso	88,300	10,000
Rosario Fattorusso	88,300	10,000
Thomas Collins	70,640	8,000
Dominick Pisano	88,300	10,000
Michael Iraola	88,300	10,000
Douglas Carpenter	88,300	10,000
Joseph DiStefano	88,300	10,000

Maureen Carpenter	88,300	10,000
Charles Greco	883,000	100,000
Sally Adams	441,500	50,000
William LaPiana	264,900	30,000
Roshan Jayasundara	264,900	30,000
NewBridge Securities Corporation	883,000	100,000
Christopher Campanella	13,245,000	1,500,000
Danielle Campanella	13,245,000	1,500,000
Nicholas Campanella	13,245,000	1,500,000
Summint Trading	19,502,680	2,208,684
Jean-Marc Zimmerman, LLC	13,245,000	1,500,000
Vincent Randazzo	2,207,500	250,000
Sumair Mitroo	441,500	50,000
William Singer	441,500	50,000
Eilers Law Group, P.A.	441,500	50,000
TOTAL	284,248,605	31,791,235

SCHEDULE 1A4

Nicholas Campanella	1,040,000 Shares of Series 1-A Preferred Stock

EXOlifestyle, Inc. – Sun Pacific Power Corp – Merger Agreement	Page 28 of 31

SCHEDULE 1A5

Anurag Gupta	100,000
Sunny Wong & Giaoling Gao	100,000
Nicholas Campanella	75,000

EXOlifestyle, Inc. – Sun Pacific Power Corp – Merger Agreement	Page 29 of 31

SCHEDULE 2E

Waived for 15 days.

EXOlifestyle, Inc. – Sun Pacific Power Corp – Merger Agreement	Page 30 of 31

SCHEDULE 7A10

CONVERTIBLE DEBT HOLDERS

Bezalel Partners LLC

Longside Ventures, LLC

R&T Sports Marketing, Inc.

Sierra Trading Corp.

Taconic Group, LLC

EXOlifestyle, Inc. – Sun Pacific Power Corp – Merger Agreement	Page 31 of 31